Exhibit 4.54

GeniTech Co., Ltd. Shareholders Agreement

GeniTech Co., Ltd.

Shareholders Agreement

February 26, 2026

GeniTech Co., Ltd. Shareholders Agreement

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	5

2	REPRESENTATIONS AND WARRANTIES	11

3	PRINCIPAL RIGHTS OF SHAREHOLDERS	12

4	RESTRICTIONS ON TRANSFER	31

5	COVENANTS	33

6	DEFAULT AND TERMINATION	35

7	GOVERNING LAW AND DISPUTE RESOLUTION	36

8	FORCE MAJEURE	36

9	MISCELLANEOUS	37

Exhibit 1：	Equity Structure Of The Company

Exhibit 2：	List Of Competitors

GeniTech Co., Ltd. Shareholders Agreement

GeniTech Co., Ltd. Shareholders Agreement

This GeniTech Co., Ltd. Shareholders Agreement (this “Agreement”) is made on February 26, 2026 (the “Execution Date”) by and among:

(1)

GeniTech Co., Ltd., a limited liability company duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MAELWJFX30, and with its registered address at Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (the “Company” or “Target Company”);

(2)

NIO Inc., a company duly organized and validly existing under the Laws of the Cayman Islands, and with its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“NIO”);

(3)

NIO Technology (Anhui) Co., Ltd., a limited liability company duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MA2W48B2X6, and with its registered address at Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (“Controlling Shareholder”);

(4)

Hefei Shenrui No.1 Enterprise Management Consulting Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MAK4BXLL2H, and with its registered address at Room 2001, 2/F, Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (“Shenrui No.1”);

(5)

Hefei Shenrui No.2 Enterprise Management Consulting Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MAK4C1DU3H, and with its registered address at Room 2002, 2/F, Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (“Shenrui No.2”);

GeniTech Co., Ltd. Shareholders Agreement

(6)

Hefei Shenrui No.3 Enterprise Management Consulting Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MAK3BJ489X, and with its registered address at Room 2003, 2/F, Building F, Hengchuang Intelligent Science and Technology Park, No. 3963, Susong Road, Economic and Technological Development Zone, Hefei City, Anhui Province (“Shenrui No.3”);

(7)

Hefei Jiantou Emerging Industry Equity Investment Fund Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MAERNQ6CXM, and with its registered address at 4th Floor, Podium Building, Jiantou Building, No. 229 Wuhan Road, Yandun Subdistrict, Baohe District, Hefei, Anhui Province (“Emerging Industry Fund”);

(8)

Hefei Haiheng Emerging Industry Equity Investment Fund Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MADY33TD70, and with its registered address at Room 8025, 8th Floor, Building 9, Sino-German Innovation Park, No. 6155 Jinxiu Avenue, Linhu Community, Hefei Economic and Technological Development Zone, Hefei, Anhui Province (“Hefei Haiheng”);

(9)

Shenzhen Harmonious Growth Phase III Technology Development Equity Investment Fund Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91440300MA5FHNP8XE, and with its registered address at Room 402-7, Building 1, Yujingwan Garden, Xin’an Sixth Road, Haiyu Community, Xin’an Street, Bao’an District, Shenzhen (“Harmonious Growth Fund”);

(10)

Social Security Fund Yangtze River Delta Technology Innovation Equity Investment Fund (Shanghai) Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91310000MAD48PMF9G, and with its registered address at 180 South Urumqi Road, Xuhui District, Shanghai (“Social Security Yangtze River Delta Fund”,

GeniTech Co., Ltd. Shareholders Agreement

together with Harmonious Growth Fund, the “Harmonious Fund”);

(11)

OmniVision Integrated Circuits Group, Inc., a limited liability company duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 9131000066244468X3, and with its registered address at 7/F, Block C, Building 1, 3000 Longdong Avenue, China (Shanghai) Pilot Free Trade Zone (“OmniVision Group”);

(12)

Shanghai Keshi Management Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91310230MAK283X904, and with its registered address at Hongfeng Road No.33, Hengsha Township, Chongming District, Shanghai (Shanghai Hengtai Economic Development Zone) (“Shanghai Keshi”);

(13)

Shenzhen Juyuan Xinchuang Private Equity Investment Fund Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91440300MA5GTXGA20, and with its registered address at Room 1007, Building 7, Phase II, Hongshan 6979, Daling Community, Minzhi Street, Longhua District, Shenzhen (“Juyuan Xinchuang”);

(14)

Jiaxing Juyuan Zhiguang Equity Investment Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91330402MAK4R5MN6Y, and with its registered address at Room 221-100, Building 1, Fund Town, No. 1856 Nanjiang Road, Dongzha Street, Nanhu District, Jiaxing City, Zhejiang Province (“Juyuan Zhiguang”, together with Juyuan Xinchuang, the “Zhongxin Juyuan”)；

(15)

Anhui Guokong Growth Energy Investment Fund Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340111MA2WCKDQ5B, and with its registered address at BH333, Binhu Financial Town, No. 8 Heilongjiang Road, Baohe District, Hefei City (“Anhui Guokong”);

(16)	Anhui Gaoxin Yuanhe Puhua Private Equity Investment Fund Partnership Enterprise (Limited Partnership), a limited partnership duly established and

GeniTech Co., Ltd. Shareholders Agreement

existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91341171MADX2642XG, and with its registered address at Room 407-5, Suzhou-Chuzhou International Business Center, No. 1999 Huizhou South Road, Dawang Subdistrict, China-Singapore Suzhou-Chuzhou High-tech Industrial Development Zone, Chuzhou City, Anhui Province (“Yuanhe Puhua”);

(17)

Hefei Weilai Industrial Development Equity Investment Partnership Enterprise (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91340121MA8NGPNUXW, and with its registered address at Shuangfeng Zhigu Innovation and Entrepreneurship Technology Park, Intersection of Meichonghu Road and Wenming Road, Shuangfeng Industrial Zone, Changfeng County, Hefei City, Anhui Province (“Hefei Weilai Investment”);

(18)

Chongqing Manufacturing Transformation and Upgrade Private Equity Investment Fund Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91500151MA7F7WCR6C, and with its registered address at 15/F, Financial Building, No. 505 Jinlong Avenue, Dongcheng Subdistrict, Tongliang District, Chongqing (“Chongqing Manufacturing Fund”);

(19)

Hubei Green Innovation Navigation Equity Investment Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91420106MAEL9FK33A, and with its registered address at Room 3206, New Commercial Service Facility (Tietou Carbon Hub), No. 223 Zhongbei Road, Wuchang District, Wuhan City, Hubei Province (“Hubei Green Innovation Fund”, together with Chongqing Manufacturing Fund, the “Jianxin Equity”); and

(20)

Kunshan Yuanhe Yucheng Venture Capital Partnership (Limited Partnership), a limited partnership duly established and existing under the Laws of the People’s Republic of China, holding a business license with unified social credit code of 91320583MAD0U3MTX7, and with its registered address at Room 702, Building 1, Huijin Fortune Plaza, No. 258 Dengyun Road, Yushan Town, Kunshan City, Suzhou, Jiangsu Province (“Oriza Holdings”).

GeniTech Co., Ltd. Shareholders Agreement

Shenrui No.1, Shenrui No.2 and Shenrui No.3 are hereinafter individually or collectively referred to as the “Employee Shareholding Platforms”. The Company, Controlling Shareholder, NIO and the Employee Shareholding Platforms are hereinafter individually referred to as a “Company Party” and collectively as the “Company Parties”. Emerging Industry Fund, Hefei Haiheng, Harmonious Growth Fund, Social Security Yangtze River Delta Fund, OmniVision Group, Shanghai Keshi, Juyuan Xinchuang, Juyuan Zhiguang, Anhui Guokong, Yuanhe Puhua, Hefei Weilai Investment, Chongqing Manufacturing Fund, Hubei Green Innovation Fund and Oriza Holdings are hereinafter individually referred to as an “Investor” and collectively as the “Investors”. The parties entering into this Agreement are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(1)

On the Execution Date, the Parties entered into a GeniTech Co., Ltd. Subscription Agreement (the “Subscription Agreement”). Pursuant to the Subscription Agreement, the Investors shall subscribe for an aggregate of RMB28,322,075.85 of the registered capital of the Company (the “Transaction”). Upon the completion of the Transaction, the equity structure of the Company on a Fully-Diluted Basis shall be as set forth in Exhibit 1 hereto;

(2)	Pursuant to the Subscription Agreement, the execution of this Agreement is one of the conditions precedent to the completion of the Transaction under the Subscription Agreement;
(3)	The Parties intend to set forth certain rights enjoyed by and obligations assumed by the shareholders of the Company.

NOW, THEREFORE, the parties hereto have agreed as follows:

1DEFINITIONS AND INTERPRETATION

1.1DEFINITIONS

Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

“Target Intellectual Property”	means	the definition as set forth in the Subscription Agreement.

GeniTech Co., Ltd. Shareholders Agreement

“Fully-Diluted Basis”	means

including all issued or contractually committed equity interests upon completion of the Closing, encompassing all equity interests, option arrangements (if any), warrant arrangements (if any), various convertible equity instruments (if any), and effects arising from anti-dilution provisions (if any) that may exist due to prior financing rounds. If such arrangements exist, the registered capital of the Company shall be calculated based on the outcome after full implementation of the relevant arrangements.

“Sale Event”	means

any of the following events: (a) the Company is merged or consolidated with or into any other entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or amalgamation hold less than fifty percent (50%) of the equity interests in the surviving company or entity after such transaction; or (b) the sale, transfer, mortgage, pledge or other form of disposal of all or substantially all of the assets of the Group Companies (including the sale or exclusive out-licensing to a third party of all or substantially all of the intellectual property rights of the Group Companies).

“Majority Investors”	means	the shareholders holding more than two-thirds (2/3) of the voting rights held by all the Investors.
“Independent Auditor”	means	the independent auditor of any member of the Group Companies, which shall be an accounting firm duly established in China and authorized to practice in China.

GeniTech Co., Ltd. Shareholders Agreement

“Liabilities”	means

with respect to any person, all debts and other liabilities of whatever nature actually incurred or which may be incurred by such person, whether or not they are required to be disclosed in the accounts of such person by their nature.

“Business Day”	means	any day other than a Saturday, Sunday, statutory holiday, or any other day on which commercial banks are closed for business in China.
“Articles of Association”	means

GeniTech Co., Ltd. Articles of Association of the Target Company as amended pursuant to the Subscription Agreement, including any revised version thereof as amended from time to time after the Closing Date.

“Equity Incentive Plan”	means	the equity incentive plan for the management/key employees of the Target Company.
“Equity Securities”	means

with respect to any person, the equity, shares, preferred shares, shareholder’s equity, partnership interests, registered capital, joint venture interests or other ownership interests of such person, and options, warrants or other rights or securities that are directly or indirectly convertible into, exercisable for, or exchangeable for any of the foregoing. In this Agreement, any reference to a person’s “equity” shall include Equity Securities, unless the context clearly requires otherwise.

“Management Team”	means	the definition as set forth in the Subscription Agreement.

GeniTech Co., Ltd. Shareholders Agreement

“Affiliate”	means

(i) where such person is not a natural person, any other person that directly or indirectly Controls, is Controlled by, or is under common Control with such person; (ii) where such person is a natural person, any other person directly or indirectly Controlled by such person, or any Immediate Family Member of such person, or any other person directly or indirectly Controlled by such Immediate Family Members; and (iii) any other affiliated party determined solely based on the definition of “Control” or “Common Control” pursuant to Accounting Standards for Enterprises No. 36 – Related Party Disclosure. For the avoidance of doubt, none of the Investors shall be deemed an Affiliate of NIO Group.

“Qualified IPO”	means

the initial public offering and listing of the Company’s shares on the Shanghai Stock Exchange, Shenzhen Stock Exchange, Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Stock Market, or any other domestic or overseas stock exchange as resolved by the shareholders’ meeting, or the realization of partial or full restructuring and listing of the equity interests and business of the Company through a backdoor listing, merger, share exchange, acquisition by a listed company via share exchange, or other similar methods.

“Closing”	means	the definition as set forth in the Subscription Agreement.
“Closing Date”	means	the definition as set forth in the Subscription Agreement.
“Immediate Family Member”	means	such person’s spouse, children and their spouses, parents, spouse’s parents, siblings and their spouses, spouse’s siblings and their spouses, grandchildren, and grandparents.
“Cornerstone Investors”	means	Emerging Industry Fund and Hefei Haiheng.

GeniTech Co., Ltd. Shareholders Agreement

“Group Companies”	means	the Company and any other persons (if any) currently or in the future directly or indirectly controlled by the Company.
“Transaction Documents”	means	the definition as set forth in the Subscription Agreement.
“Competitor”	means	the entities listed in Exhibit 2 hereto.
“Control”	means

(i) holding more than 50% of the issued shares or other equity interests or registered capital of such person; or (ii) the power to determine the management or policies of such person, whether through the holding of more than 50% of the voting rights of such person, through the holding of proxies representing more than 50% of the voting rights of such person, through the right to appoint the majority of members to the board of directors or similar governing body of such person, through contractual arrangements, or through any other means. The term “person” used in this definition shall not include a natural person.

“Encumbrance”	means

whether granted to any person or arising from contractual or statutory reasons: (i) any mortgage, pledge, lien, other security interest, priority right, voting rights entrustment, or restriction on transfer over a specific property; (ii) any compulsory measures such as seizure, impoundment, or freezing over a specific property; and (iii) any claims regarding the ownership, possession, use, disposal, or proceeds attached to a specific property.

GeniTech Co., Ltd. Shareholders Agreement

“Applicable Law” or “Law”	means

with respect to any person, any publicly effective and applicable treaty, law, administrative regulation, local decree, rule, judicial interpretation, judgment, ruling, arbitral award, and other normative documents applicable to such person or binding on such person or its property.

“Tax”	means

various forms of taxes and similar charges levied, withheld, or assessed by the central or local government of China or any other jurisdiction with authority, and any interest, fines, surcharges, or penalties related to the foregoing. Unless otherwise specified, terms such as “tax”, “taxes”, “taxation”, or “tax-related” used in this Agreement shall have the same meaning as Tax.

“Claim”	means

any claim, lawsuit, demand, audit, inquiry, investigation, request, hearing, notice of violation, litigation, action, proceeding, or arbitration, whether civil, criminal, administrative, or otherwise in nature.

“NIO Group”	means	the definition as set forth in the Subscription Agreement.
“Assets”	means	tangible or intangible assets, rights, and privileges of any nature (including rights related to intellectual property rights).
“Governmental Authority”	means	the competent government or any of its subdivisions, any department of the government or any of its subdivisions, any court or arbitral tribunal, and the regulatory authority of any stock exchange.
“Governmental Approval”	means	any right, license, permit, approval, exemption, consent, and authorization granted by a Governmental Authority, as well as any registration and filing with a Governmental Authority.

GeniTech Co., Ltd. Shareholders Agreement

“China”	means	the People’s Republic of China; for the purposes of this Agreement only, China excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.
“Principal Business”	means	the definition as set forth in the Subscription Agreement.
“Capital Increase Consideration”	means	the definition as set forth in the Subscription Agreement.

1.2Interpretation

(1)	The phrase “directly or indirectly” means either directly or indirectly through Affiliates or by contract or other arrangements; the phrase “direct or indirect” shall have a corresponding meaning.
(2)	Headings are for convenience only and shall not affect the interpretation of this Agreement.
(3)	“Include” and similar expressions shall be construed as “including without limitation”.
(4)	Any reference to this Agreement shall be deemed to include the schedules and appendices hereto, which form an integral part hereof.
(5)	Unless otherwise specifically provided or indicated in this Agreement, the definitions used in the Subscription Agreement shall have the same meanings in this Agreement.

2REPRESENTATIONS AND WARRANTIES

Each Party hereby makes the following representations and warranties to the other Parties as of the date of this Agreement:

2.1Such Party has full power and authority to execute and perform this Agreement.

2.2	The execution and performance of this Agreement by such Party does not violate any Applicable Law or any contract or document legally binding on it.
2.3

Assuming due authorization, execution, and delivery of this Agreement by the other Parties, this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

2.4	Such Party has obtained relevant Governmental Approvals or third-party consents required for the execution and performance of this Agreement.

GeniTech Co., Ltd. Shareholders Agreement

2.5	There is no material litigation or other material dispute pending that affects such Party’s execution or performance of this Agreement.

3PRINCIPAL RIGHTS OF SHAREHOLDERS

From the Closing Date, each Investor shall enjoy the following rights. If any of the rights set forth below cannot be realized due to restrictions under Chinese Laws and regulations, the Target Company and the Controlling Shareholder shall be obligated to use their best efforts to seek alternative solutions to realize such rights in compliance with Chinese Laws:

3.1	Pre-emptive Rights
(1)

After the Closing Date, if the shareholders’ meeting of the Company resolves, prior to the Qualified IPO of the Company, to increase the registered capital or issue any equity interests or securities convertible into the Company’s equity (the “New Equity”) to any person (the “Proposed Subscriber”) for subscription, then before issuing such New Equity to the Proposed Subscriber, the Company shall first make an offer to the Controlling Shareholder and the Investors in accordance with this section (the “New Equity Notice”). The Controlling Shareholder and the Investors (collectively or individually hereinafter referred to as the “Pre-emptive Right Holders”) shall have the right to subscribe for such New Equity in cash on the same terms and conditions and at the same unit price, in proportion to their then-current shareholding percentages in the Company (the “Pre-emptive Right”).

(2)

The New Equity Notice shall specify the type, quantity, subscription price, payment date and method for the subscription price of such New Equity, as well as the basic information of the Proposed Subscriber.

(3)

Within fifteen (15) Business Days after the Company delivers the New Equity Notice to the Pre-emptive Right Holders (the “Pre-emptive Rights Exercise Period”), if a Pre-emptive Right Holder chooses to exercise its Pre-emptive Right, it shall submit a written notice to the Company specifying the number of New Equity it intends to subscribe for. Failure of a Pre-emptive Right Holder to submit a written notice to the Company within the Pre-emptive Rights Exercise Period shall be deemed as a waiver of its Pre-emptive Right with respect to such New Equity.

GeniTech Co., Ltd. Shareholders Agreement

(4)

If all or part of the Pre-emptive Right Holders do not subscribe or do not fully subscribe for the New Equity within the Pre-emptive Rights Exercise Period, the Company shall, within three (3) Business Days after the expiration of the Pre-emptive Rights Exercise Period, deliver a written notice (the “Oversubscription Notice”) to the shareholders who have fully exercised their Pre-emptive Rights (the “Exercising Pre-emptive Parties”), informing such Exercising Pre-emptive Parties of the remaining New Equity not subscribed for (the “Remaining New Equity”). The Exercising Pre-emptive Parties shall have the right (but not the obligation) to issue a written notice (the “Second Subscription Notice”) to the Company within five (5) Business Days after receiving the Oversubscription Notice (the “Oversubscription Period”), indicating their intention to subscribe for the Remaining New Equity on a priority basis according to the price, terms, and conditions set forth in the New Equity Notice and the quantity of Remaining New Equity they intend to purchase (such right being the “Oversubscription Right”, and such shareholders exercising the Oversubscription Right being the “Oversubscribing Parties”). However, if the total quantity of New Equity that all Oversubscribing Parties intend to subscribe for exceeds the quantity of Remaining New Equity, the quantity of New Equity that such shareholders may subscribe for by exercising the Oversubscription Right shall be the lower of: (1) the quantity intended to be subscribed for as stated in such Oversubscribing Party’s Second Subscription Notice; (2) the product calculated by multiplying the quantity of Remaining New Equity by a fraction, the numerator of which is the registered capital of the Target Company held by such Oversubscribing Party at such time, and the denominator of which is the registered capital of the Target Company held by all Oversubscribing Parties at such time.

(5)

If the Pre-emptive Right Holders do not exercise or do not fully exercise their Pre-emptive Rights and Oversubscription Rights, then with respect to the New Equity for which the Pre-emptive Right Holders have waived or not fully exercised their Pre-emptive Rights and Oversubscription Rights, the Company shall have the right, within one hundred and eighty (180) days after the expiration of the Oversubscription Period, to offer such New Equity for subscription to a Proposed Subscriber at the same or higher price and on non-price terms no less favorable (to the Company) than those set forth in the New

GeniTech Co., Ltd. Shareholders Agreement

Equity Notice. If the Target Company fails to complete the capital increase transaction with the Proposed Subscriber for the New Equity not subscribed for under the Pre-emptive Rights and Oversubscription Rights within one hundred and eighty (180) days after the expiration of the Oversubscription Period, the Target Company must repeat the procedures set forth in Sections 3.1(1) to 3.1(4) before continuing the transaction with the Proposed Subscriber for such New Equity.

(6)

For the purpose of this section, New Equity shall not include: (i) Equity Securities issued by the Company pursuant to an Equity Incentive Plan approved by the shareholders’ meeting in accordance with this Agreement; (ii) Equity Securities issued by the Company in its IPO; (iii) increases in registered capital arising from the capitalization of profits or capital reserves to increase registered capital or share capital, respectively, approved by the shareholders’ meeting of the Company in accordance with this Agreement and the Articles of Association, in proportion to the parties’ paid-in capital contributions to the Company; (iv) the new registered capital of the Company subscribed for by the Investors under this Transaction; (v) increases in registered capital arising from the conversion, exercise, or exchange of Equity Securities duly issued by the Company in accordance with this Agreement (or, after the Company is converted into a joint stock limited company, shares issued by the Company upon conversion of Equity Securities duly issued in accordance with this Agreement); and (vi) increases in registered capital issued to the Investors pursuant to Section 3.4 (Anti-dilution) of this Agreement.

(7)

If a Pre-emptive Right Holder chooses to exercise its Pre-emptive Right and Oversubscription Right (if applicable), such Pre-emptive Right Holder and the Company shall enter into an agreement regarding such Pre-emptive Right Holder’s subscription for the new registered capital within twenty (20) Business Days after the date of issuance of the Second Subscription Notice set forth in Section 3.1(4).

(8)

Investors that are funds, such as Emerging Industry Fund, Hefei Haiheng, Harmonious Fund, Zhongxin Juyuan, Anhui Guokong, Yuanhe Puhua, Hefei Weilai Investment, Jianxin Equity and Oriza Holdings, shall have the right, at their sole discretion, to exercise all or part of their Pre-emptive Rights and Oversubscription Rights through their fund managers, other fund entities

GeniTech Co., Ltd. Shareholders Agreement

controlled or managed by their fund managers, or other fund entities under common control with such Investor or its fund manager (excluding Competitors).

3.2Right of First Refusal

(1)

After the Closing and prior to the Company’s Qualified IPO, subject to Section 4.2(1) of this Agreement, if NIO, the Controlling Shareholder and/or the Employee Shareholding Platforms (collectively, the “Restricted Shareholders”, individually a “Restricted Shareholder”) intends to sell or otherwise dispose of, directly or indirectly, part or all of the Company’s equity held by it (the “Sale Equity”) to any person (the “Transferee”) (such equity transfer being a “Proposed Transfer”), such Restricted Shareholder shall, prior to the Proposed Transfer, deliver a written notice (the “Transfer Notice”) to the Investors and the Controlling Shareholder (the “ROFR Shareholders”). Such notice shall specify: (i) the name and address of the Transferee; (ii) the amount of the Sale Equity; (iii) the amount and form of the consideration for the Proposed Transfer; and (iv) the other terms and conditions of the Proposed Transfer.

(2)

Within fifteen (15) days from the delivery of the Transfer Notice (the “Offer Period”), each ROFR Shareholder shall have the right to decide and notify the Restricted Shareholder in writing: (x) solely with respect to a Proposed Transfer by the Controlling Shareholder and/or the Employee Shareholding Platforms, that it will purchase the Sale Equity on a priority basis, in proportion to its then-held equity in the Company relative to the equity held by all ROFR Shareholders, on all terms and conditions, including price, as set forth in the Transfer Notice (the “Right of First Refusal”); (y) that it will exercise its Right of Co-sale under Section 3.3 of this Agreement (for the avoidance of doubt, this subparagraph applies only to Investors); or (z) that it consents to such Proposed Transfer and will not exercise its Right of First Refusal (if applicable) or its Right of Co-sale. If any ROFR Shareholder fails to notify such Restricted Shareholder in writing of its decision within the Offer Period, it shall be deemed to have chosen subparagraph (z). For the avoidance of doubt, if the Restricted Shareholder making the Proposed Transfer includes NIO and/or the Controlling Shareholder, the Controlling Shareholder shall not be

GeniTech Co., Ltd. Shareholders Agreement

deemed a ROFR Shareholder under this Section 3.2 and shall not enjoy the Right of First Refusal or the Oversubscription Right under this Section 3.2.

(3)

If all or part of the ROFR Shareholders do not purchase or do not fully purchase the Sale Equity within the Offer Period, the Restricted Shareholder shall, within three (3) Business Days after the expiration of the Offer Period, deliver a written notice (the “Oversubscription Notice”) to the ROFR Shareholders who have fully exercised their Right of First Refusal (the “Exercising ROFR Parties”), informing such Exercising ROFR Parties of the remaining Sale Equity not purchased (the “Remaining Sale Equity”). The Exercising ROFR Parties shall have the right (but not the obligation) to issue a written notice (the “Second Purchase Notice”) to the Restricted Shareholder within five (5) Business Days after receiving the Oversubscription Notice (the “Oversubscription Period”), indicating their intention to purchase the Remaining Sale Equity on a priority basis according to all terms and conditions, including price, as set forth in the Transfer Notice, and the quantity of Sale Equity they intend to purchase (such right being the “Oversubscription Right”, and such shareholders exercising the Oversubscription Right being the “Oversubscription Purchasers”). However, if the total quantity of Sale Equity that all Oversubscription Purchasers intend to purchase exceeds the quantity of Remaining Sale Equity, the total quantity of Sale Equity that such shareholders may purchase by exercising the Oversubscription Right shall be the lower of: (a) the quantity intended to be purchased as stated in such Oversubscription Purchaser’s Second Purchase Notice; (b) the product calculated by multiplying the quantity of Remaining Sale Equity by a fraction, the numerator of which is the registered capital of the Company held by such Oversubscription Purchaser at such time, and the denominator of which is the registered capital of the Company held by all Oversubscription Purchasers at such time.

(4)

In the case of Section 3.2(2)(x), the written notice from the ROFR Shareholder shall constitute a contract between the Restricted Shareholder and the ROFR Shareholder for the purchase and sale of the corresponding Sale Equity on all terms and conditions set forth in the Transfer Notice. The ROFR Shareholder and the Restricted Shareholder shall complete the transfer of the corresponding Sale Equity within ninety (90) days after the expiration of the Oversubscription Period.

GeniTech Co., Ltd. Shareholders Agreement

(5)

At the end of the Oversubscription Period, if the ROFR Shareholders have not exercised their Right of First Refusal or Oversubscription Right or have not purchased all of the Sale Equity, the Restricted Shareholder may transfer the Remaining Sale Equity not subject to the Right of First Refusal or Oversubscription Right to the Transferee at the same or higher price and on non-price terms no more favorable than those set forth in the Transfer Notice, within one hundred and eighty (180) days after the expiration of the Oversubscription Period. If the Restricted Shareholder fails to complete the transfer transaction with the Transferee and the Co-sale Shareholders (if applicable) for the Remaining Sale Equity not subject to the Right of First Refusal or Oversubscription Right within one hundred and eighty (180) days after the expiration of the Oversubscription Period, the Restricted Shareholder must repeat the procedures set forth in Sections 3.2 and 3.3 before continuing the transaction with the Transferee for such Sale Equity.

(6)

Investors that are funds, such as Emerging Industry Fund, Hefei Haiheng, Harmonious Fund, Zhongxin Juyuan, Anhui Guokong, Yuanhe Puhua, Hefei Weilai Investment, Jianxin Equity and Oriza Holdings, shall have the right, at their sole discretion, to exercise all or part of their Right of First Refusal and Oversubscription Right through their fund managers, other fund entities controlled or managed by their fund managers, or other fund entities under common control with such Investor or its fund manager (excluding Competitors).

(7)

This Section 3.2 shall not apply to: (a) the implementation of an Equity Incentive Plan duly approved in accordance with this Agreement; (b) the transfer of equity by a Restricted Shareholder to an Investor pursuant to Section 3.4 (Anti-dilution) of this Agreement; (c) direct or indirect transfers of equity by NIO or the Controlling Shareholder, provided that NIO’s aggregate beneficial shareholding percentage in the Target Company on a look-through basis remains unchanged.

3.3Right of Co-sale

(1)

If any Investor issues a written notice (the “Co-sale Notice”, and the Investor issuing the Co-sale Notice being referred to as the “Co-sale Shareholder”) to a Restricted Shareholder prior to the expiration of the Offer Period pursuant to Section 3.2(2) of this Agreement, requesting to sell jointly to the Transferee

GeniTech Co., Ltd. Shareholders Agreement

the Company’s equity held by it (the “Co-sale Equity”) on all terms and conditions, including price, as set forth in the Transfer Notice (the right of a Co-sale Shareholder to request the sale of the Co-sale Equity to the Transferee being the “Right of Co-sale”), then the amount of equity for which each Co-sale Shareholder may exercise the Right of Co-sale shall not exceed the product calculated by multiplying: (a) the balance of the total Sale Equity after deducting the Sale Equity for which the Right of First Refusal and the Oversubscription Right have been exercised (if any), by (b) a fraction, the numerator of which is the registered capital of the Company held by such Co-sale Shareholder intending to exercise the Right of Co-sale, and the denominator of which is the sum of the registered capital of the Company held directly and indirectly by the Restricted Shareholder making the Proposed Transfer and the registered capital of the Company held by all Co-sale Shareholders.

(2)

The Restricted Shareholder shall be obligated to cause the Transferee to purchase the Co-sale Equity at the price and on the terms and conditions set forth in the Transfer Notice. If the Transferee refuses to purchase the Co-sale Equity for any reason, the Restricted Shareholder shall not transfer its Sale Equity to the Transferee, unless the Restricted Shareholder agrees to purchase the Co-sale Equity at the price and on the terms and conditions set forth in the Transfer Notice.

(3)

This Section 3.3 shall not apply to: (a) the implementation of an Equity Incentive Plan duly approved in accordance with this Agreement; (b) the transfer of equity by a Restricted Shareholder to an Investor pursuant to Section 3.4 (Anti-dilution) of this Agreement; (c) direct or indirect transfers of equity by NIO or the Controlling Shareholder, provided that NIO’s aggregate beneficial shareholding percentage in the Target Company on a look-through basis remains unchanged.

3.4Anti-dilution

(1)

After the Closing Date, if the Company increases its registered capital (excluding increases in registered capital arising from the capitalization of profits or capital reserves to increase registered capital or share capital, respectively), and the price per unit of registered capital for such new registered capital (the “New Round Price”) is lower than the price per unit of

GeniTech Co., Ltd. Shareholders Agreement

registered capital paid by the Investors in this Transaction (the “Current Round Price”) (a “Down Round Financing”), the Investors shall have the right to request the recalculation of the price per unit of registered capital for this Transaction in accordance with the broad-based weighted average formula (the “Adjusted Price”, with the calculation method set forth in Section 3.4(2)), and claim anti-dilution adjustment compensation.

(2)	Formula for calculating the Adjusted Price:

CP2=CP1×（A+B）÷（A+C）

CP2= Adjusted Price

CP1= Current Round Price= RMB79.6905 per unit of registered capital (for the avoidance of doubt, the foregoing value shall be adjusted accordingly in the event of a split, capital reduction, capitalization of capital reserves, stock split, stock dividend, reverse stock split, or similar events affecting the Company’s registered capital)

A= Registered capital of the Company prior to the Down Round Financing

B= Registered capital that could be subscribed for by the new investors in the Down Round Financing at the Current Round Price = Investment amount of the new investors in the Down Round Financing÷CP1

C=Registered capital actually subscribed for by the new investors in the Down Round Financing at the New Round Price

Therefore, the registered capital (number of equity interests) to be compensated after adjustment is:

N2=A1÷CP2-N1

N2= Number of equity interests to be compensated to the Investor after the Down Round Financing

A1= Capital Increase Consideration paid by the Investor in this Transaction

N1= Registered capital of the Company obtained by the Investor in this Transaction

(3)

If an Investor claims the anti-dilution adjustment compensation and issues an “Anti-dilution Compensation Notice” to the Company, the Company shall, after calculating the number of equity interests to be compensated to the Investor pursuant to this Section 3.4(2), elect to: (a) have the Controlling Shareholder transfer the corresponding Company equity to such Investor for no consideration or at the minimum price permitted by law; or (b) have the

GeniTech Co., Ltd. Shareholders Agreement

Company effect a targeted capital increase to such Investor for no consideration or at the minimum price permitted by law, until the price per unit of registered capital of the Company subscribed for by such Investor equals the Adjusted Price. The Company and the Controlling Shareholder shall ensure that such anti-dilution measures are implemented within thirty (30) Business Days from the date any Investor delivers the Anti-dilution Compensation Notice to the Company and the Controlling Shareholder. Prior to the completion of the implementation of such anti-dilution measures, the Company shall not proceed with the Down Round Financing. If any Investor is required to pay any subscription or transfer consideration, Taxes, or expenses due to the implementation of the anti-dilution measures, the Company and the Controlling Shareholder shall be jointly and severally liable for bearing such consideration, Taxes, or expenses. The parties shall cast favorable votes and execute relevant resolutions and other documents at that time, and agree to waive any relevant rights they may have with respect to the new registered capital or equity transfer under this Section 3.4(3), including but not limited to any preemptive rights, rights of first refusal, or similar rights under any law or contract; otherwise, the timeline for implementing the aforementioned anti-dilution measures shall be extended accordingly.

(4)

For further clarification, in the event of an increase in the Company’s registered capital due to the implementation of an Equity Incentive Plan duly approved by the shareholders’ meeting in accordance with this Agreement, or upon the Company’s Qualified IPO, the Investors shall not exercise the anti-dilution rights under this Section 3.4 with respect to such increase in registered capital.

3.5Redemption Right

(1)

Within twenty-four (24) months from the date when any Investor becomes aware or should have become aware of the occurrence of any of the circumstances set forth in Section 3.5(2) (a “Redemption Triggering Event”) (and in any event, within the maximum period permitted by judicial practice at that time), such Investor shall have the right to issue a written notice (the “Redemption Exercise Notice”, the date of issuance of the Redemption Exercise Notice being the “Redemption Exercise Notice Date”) to the Company, NIO and/or the Controlling Shareholder (collectively or

GeniTech Co., Ltd. Shareholders Agreement

individually hereinafter referred to as the “Redemption Obligors”), requiring the Redemption Obligors to perform the redemption obligation. Upon receipt of the Redemption Exercise Notice from the Investor, the Redemption Obligors shall acquire from the Investor the Company equity interests specified in the Redemption Exercise Notice for redemption, at the redemption exercise price set forth in Section 3.5(3) below. For the avoidance of doubt, an Investor’s exercise of the redemption right under this Section 3.5 based on a Redemption Triggering Event under Section 3.5(2)(c) shall be subject to the provisions of Section 3.5(7).

(2)	Redemption Triggering Events include the following circumstances:
(a)

The Company (or a new proposed listing entity approved in advance by the Investors) fails to submit its application for a Qualified IPO and have such application accepted by December 31, 2030, or the Company (or a new proposed listing entity approved in advance by the Investors) submits its application for a Qualified IPO and has such application accepted by December 31, 2030, but fails to complete the Qualified IPO by December 31, 2031 (excluding failures caused by force majeure, changes in Applicable Laws or policies, or delays in the approval process);

(b)	The Principal Business of the Company undergoes a material change without the prior written consent of the Investors;
(c)	The Company ceases to be a consolidated entity of NIO according to the accounting standards applicable to NIO;
(d)

NIO Group has material integrity issues such as misappropriation of the Company’s funds or provision of false financial data, and such issues are not corrected or remedied within thirty (30) days after receiving a written notice from an Investor;

(e)

The Company, NIO Group, or senior management of the Company assume criminal liability or are penalized by government authorities due to violation of Laws or regulations, resulting in the Company being unable to continue normal operations for more than six (6) months, or causing a material adverse effect on future capital raising, financing, or Qualified IPO;

(f)	Any Company Party materially breaches its obligations, representations, warranties, or undertakings under the Transaction Documents, which

GeniTech Co., Ltd. Shareholders Agreement

breach is not waived by the Investors, and such breach is not corrected or remedied within thirty (30) Business Days after the breaching party receives a written notice from any Investor, and such breach results in the Group Companies being unable to conduct their Principal Business normally for a continuous period of six (6) months;

For the avoidance of doubt, if any Company Party breaches Section 5.2(j), Section 5.2(l), Section 5.2(r) or Section 6.2(a) of the Subscription Agreement and/or Section 5.2 of this Agreement, and such breach is not corrected or remedied within ninety (90) Business Days after the breaching party receives a written notice from any Investor, it shall automatically be deemed to constitute and have occurred the Redemption Triggering Event under subparagraph (f) above;

(g)	Other shareholders of the Company require a Company Party to repurchase the Company equity held by them pursuant to this Agreement or any agreement (if any) between them and any Company Party.
(3)	Upon receipt of the Redemption Exercise Notice, the Redemption Obligors shall, jointly and severally, pay to the Investor the redemption exercise price calculated as follows:

Redemption Exercise Price= Capital Increase Consideration paid by such Investor×（1+6%×Investment Period）+ Profits declared but not yet distributed to such Investor - All dividends already received by such Investor

For each Investor, the Investment Period means: the number of days between the date on which such Investor pays the full Capital Increase Consideration and the date on which the Redemption Obligors actually pay the full Redemption Exercise Price in full, divided by 365.

(4)

Any domestic or foreign taxes and fees (if any) arising during the implementation of the redemption right shall be borne by the party responsible for bearing such taxes and fees as stipulated by Applicable Laws.

(5)

If the assets available to the Redemption Obligors for redemption are insufficient to pay the full Redemption Exercise Price to all Investors demanding redemption at the same time, such available assets shall be distributed among such Investors in proportion to their respective Redemption Exercise Prices.

GeniTech Co., Ltd. Shareholders Agreement

(6)

The Redemption Obligors shall, within five (5) days of receiving a Redemption Exercise Notice from an Investor, deliver a written notice to the other Investors. Such notice shall include the main terms related to such Investor’s exercise of the redemption right, such as the matters concerned and the redemption exercise clauses. The Redemption Obligors shall, in accordance with Section 3.5, pay the applicable Redemption Exercise Price to each Investor demanding redemption within sixty (60) days after the Redemption Exercise Notice Date (the “Redemption Period”). For any portion of the Redemption Exercise Price not paid in full, the Investor demanding redemption shall have the right to require the Redemption Obligors to continue payment after they regain the ability to pay.

(7)

Notwithstanding the foregoing, if NIO, the Controlling Shareholder and/or the Company intend to enter into any transaction or take any action that would result in the occurrence of the Redemption Triggering Event under Section 3.5(2)(c) (a “Change of Control Event”), the Redemption Obligors shall notify each Investor in writing prior to the completion of the transaction or action causing such Redemption Triggering Event. Each Investor shall have the right to issue a Redemption Exercise Notice to the Redemption Obligors demanding exercise of the redemption right under this Section 3.5 within three (3) months from the date of the Change of Control Event and receipt of the aforementioned written notice. For the avoidance of doubt, any Investor’s failure to exercise its redemption right with respect to the Redemption Triggering Event under Section 3.5(2)(c) shall not affect other Investors’ exercise of their redemption rights pursuant to this Section 3.5.

(8)

For the purposes of this Section 3.5, “Redemption” includes company share repurchase, equity transfer, or other forms of redemption permitted by Chinese law (such as targeted capital reduction). An Investor demanding exercise of its redemption right shall have the right to require the Redemption Obligors to perform their redemption obligations in accordance with Section 3.5. If the Redemption Obligors fail to perform their redemption obligations on time, the Investor demanding exercise of its redemption right shall have the right to require the Company to raise funds through methods permitted by Applicable Law to perform its redemption obligations. All shareholders of the Company shall agree to and ensure that they act in concert with such Investor and exercise their voting rights as shareholders and the voting rights of their

GeniTech Co., Ltd. Shareholders Agreement

appointed directors (if applicable) in accordance with such Investor’s instructions to assist such Investor in realizing its redemption right. The Parties shall take all necessary actions and execute all necessary documents to ensure such redemption is approved by the shareholders’ meeting and board of directors of the Company. The Parties agree to take all necessary actions to complete all legal procedures required for the redemption, including but not limited to signing any relevant contracts and other written documents, and obtaining approvals from governmental authorities, registration with the market supervision and administration department, and other relevant approvals and registrations (if applicable).

(9)

For the avoidance of doubt, until the Redemption Obligors have paid the full Redemption Exercise Price to any Investor, such Investor shall retain full shareholder rights under Chinese law and the Transaction Documents with respect to the portion of equity for which it has not received the Redemption Exercise Price.

(10)

After the Company ceases to be a consolidated entity of NIO according to the relevant provisions of the accounting standards applicable to NIO, unless an Investor exercises its redemption right pursuant to Section 3.5(7), NIO and the Controlling Shareholder shall no longer be deemed Redemption Obligors under this Section 3.5, and NIO and the Controlling Shareholder shall not be required to perform the redemption obligations under Section 3.5.

3.6Liquidation Preference

(1)

In the event of the liquidation, dissolution, winding-up, or closure of the Company in accordance with the Articles of Association or the provisions of this Agreement, after complying with Chinese Laws and paying off, in the statutory order, the liquidation expenses, employee wages, social insurance premiums, statutory compensation, taxes payable, and liabilities, the remaining assets shall be distributed in the following order and manner: Each Investor shall have the right (the “Liquidation Preference”) to receive, in priority to other shareholders of the Company, a liquidation return (the “Liquidation Preference Amount”) equal to the higher of the following calculated amounts: (i) the amount of remaining assets distributable to such Investor calculated based on its then pro rata paid-in capital contribution in the Company; or (ii) the Capital Increase Consideration paid by such Investor,

GeniTech Co., Ltd. Shareholders Agreement

plus interest on the Capital Increase Consideration paid by such Investor calculated at a simple annual interest rate of 6% for the Investment Period.

If the assets available for distribution pursuant to this paragraph at that time are insufficient to make full distribution to all Investors, such assets shall be distributed among the Investors in proportion to their respective Liquidation Preference Amounts.

In the above formula, for each Investor, the Investment Period means: the number of days between the date on which such Investor pays its corresponding Capital Increase Consideration and the date on which the Company pays the full Liquidation Preference Amount to such Investor (if the assets available for distribution are insufficient to make full distribution to all Investors, distribution in the aforementioned relative proportion shall be deemed as “full payment”), divided by 365.

(2)	In the event of a Sale Event, the proceeds from such Sale Event shall also be distributed in accordance with the order and manner set forth in this Section 3.6(1).
(3)

If, due to mandatory provisions of Applicable Laws at that time, the proceeds from the Company’s assets arising from a Sale Event cannot be distributed in accordance with the distribution order and manner set forth in Section 3.6(1) of this Agreement, then: first, the parties shall make distributions in accordance with such mandatory provisions; second, any shareholder that receives more distributable assets than it would have originally been entitled to receive under the distribution order and manner set forth in Section 3.6(1) of this Agreement shall, to the extent of the total distributed assets it receives, compensate each relevant Investor by way of gift, so as to achieve the same economic effect as the distribution order and manner set forth in Section 3.6(1).

3.7Information Rights

The Company shall provide the following documents to the Investors as stipulated below:

(1)

Within sixty (60) days after the end of each fiscal year, provide the Investors with the Company’s unaudited annual financial statements prepared in accordance with PRC Generally Accepted Accounting Principles; within one hundred and twenty (120) days after the end of each fiscal year, provide the

GeniTech Co., Ltd. Shareholders Agreement

Investors with the Company’s consolidated audited annual financial report (including the balance sheet, income statement, and cash flow statement) prepared in accordance with PRC Generally Accepted Accounting Principles, issued by an accounting firm qualified to engage in securities service business;

(2)

Within forty-five (45) days after the end of each semi-annual period, provide the Investors with the Company’s unaudited semi-annual financial statements prepared in accordance with PRC Generally Accepted Accounting Principles;

(3)

Within twenty (20) days after the end of each quarter, provide the Investors with the Company’s unaudited quarterly financial statements prepared in accordance with PRC Generally Accepted Accounting Principles;

(4)	Prior to the end of the last quarter of each fiscal year, submit the detailed financial budget and annual business plan for the next fiscal year;
(5)	Other information concerning the operations and finances of the Group Companies that each Investor or shareholder has the right to access or review pursuant to Applicable Laws and regulations.

Notwithstanding the foregoing, the Company’s obligation to provide the above information is conditional upon such provision by the Company and its affiliates not violating any Applicable Laws or regulations or regulatory rules.

3.8Right of Inspection

Each Investor shall have the right, upon reasonable prior notice, to inspect the facilities, financial accounts, operational records, and other materials of the Group Companies during normal business hours, and to discuss the operations and financial condition of the Group Companies with relevant directors, management personnel, employees, consultants, accountants, and lawyers, and if necessary, engage an audit institution to audit the Group Companies.

3.9Corporate Governance

(1)	Shareholders’ Meeting

The shareholders’ meeting of the Company shall consist of all shareholders and shall have the following functions and powers:

(a)	To amend the Articles of Association;

GeniTech Co., Ltd. Shareholders Agreement

(b)	To adopt resolutions on increasing or decreasing the registered capital of the Company;
(c)	To adopt resolutions on the merger, division, dissolution, liquidation, or change of the corporate form of the Company;
(d)	To elect and replace the directors and supervisors of the Company, and to decide on matters concerning their remuneration;
(e)	To review and approve the Company’s profit distribution plan and plan for making up losses;
(f)	To adjust the size of the Board of Directors;
(g)

To approve annual routine connected transactions, and to review the total estimated amount of annual routine connected transactions; if the actual execution exceeds the estimated total amount, the approval procedures shall be re-performed for the excess amount;

(h)	To review and approve the reports of the board of directors and the supervisors of the Company;
(i)	To adopt resolutions on the issuance of corporate bonds;
(j)	To adopt resolutions on the appropriation of any discretionary surplus reserve fund;
(k)	To repurchase corporate bonds, or issue or repurchase any Equity Securities;
(l)	To approve the overall sale, acquisition, reorganization, or change of control or controlling shareholder of the Company;
(m)	To review and approve the listing plan, including but not limited to reviewing and approving the listing schedule, method, price, and location;
(n)	To authorize, issue, or adjust the classes of issued equity or shares, granting them rights equal or superior to those of the Investors;
(o)	To amend or alter any rights enjoyed by the Investors under the Transaction Documents, or impose restrictions not provided for in the Transaction Documents on the rights of the Investors;
(p)	To approve, amend, or terminate the employee stock ownership plan, equity incentive plan, or similar plans of the Company;

GeniTech Co., Ltd. Shareholders Agreement

(q)

To directly or indirectly dispose of or dilute the Company’s interests in its subsidiaries, where the value of the interests disposed of or diluted within a fiscal year reaches 30% or more of the Company’s net assets;

(r)	To approve a material change in the direction of the Company’s Principal Business;
(s)

To approve the sale or disposal, within a fiscal year, of any business or assets with a value reaching 30% or more of the Company’s net assets as reflected in the Company’s most recent financial statements;

(t)

To approve, within a fiscal year, any external guarantee, mortgage, or pledge involving assets, business, or rights of the Company valued at more than 30% of the Company’s net assets as reflected in the Company’s most recent financial statements;

(u)

To approve the Company providing any loan to any third party where the single amount exceeds RMB50 million, or the approval of such loan would cause the cumulative amount of loans provided by the Company to third parties in that fiscal year to exceed RMB300 million;

(v)

To approve the Company borrowing from third parties or incurring any debt by any other means, where any single amount exceeds RMB30 million, or the cumulative amount within a fiscal year exceeds RMB100 million (excluding funds borrowed from banks or other financial institutions or obtained as trade finance in the ordinary course of business);

(w)	To approve, outside the annual budget, any occasional connected transaction cumulatively exceeding RMB10 million in any fiscal year;
(x)

To approve the sale, transfer, licensing, pledge, or other forms of disposal of any trademarks, patents, copyrights, or other intellectual property rights related to the Company’s Principal Business, except for the licensing of the Company’s intellectual property rights required in the daily business operations of the Company.

Shareholders shall exercise their voting rights at shareholders’ meetings in proportion to their subscribed capital contributions. Resolutions of the shareholders’ meeting shall be passed by shareholders representing more than half of the voting rights. If all shareholders agree in writing to a matter subject

GeniTech Co., Ltd. Shareholders Agreement

to shareholders’ meeting resolution, a shareholders’ meeting may be dispensed with and a resolution may be made directly, provided that all shareholders sign or affix their seals to the resolution document. Shareholders’ meetings and voting may be conducted by means of electronic communication.

Resolutions of the shareholders’ meeting to amend the Articles of Association, increase or decrease the registered capital, and resolutions on the merger, division, dissolution, liquidation, or change of the corporate form of the Company shall be passed by shareholders representing more than two-thirds (2/3) of the voting rights (which shall include shareholders holding more than half of the voting rights held by all Investors). For other matters, resolutions of the shareholders’ meeting shall be passed by shareholders representing more than one-half (1/2) of the voting rights. Additionally, matters listed in items (i) through (x) above shall also require the approval of shareholders holding more than half of the voting rights held by all Investors.

(2)

The board of directors shall consist of five (5) directors. The Controlling Shareholder has the right to nominate four (4) directors, and the Cornerstone Investors have the right to jointly nominate one (1) director. The parties shall vote in favor at the shareholders’ meeting to elect the nominees of the Controlling Shareholder and the Investors as directors of the Company. The Board of Directors shall have one (1) chairman, who shall be a director nominated by the Controlling Shareholder.

(3)

Harmonious Fund has the right to jointly appoint one (1) board observer. Such observer has the right to attend board meetings, participate in discussions at board meetings, obtain information and materials necessary for participation in discussions, express opinions, and follow up on the implementation of matters approved by the Board.

(4)	Functions and Powers of the Board of Directors

The board of directors of the Company shall have the following functions and powers:

(a)	To convene shareholders’ meetings and report its work to the shareholders’ meeting;
(b)	To implement the relevant resolutions of the shareholders’ meeting;

GeniTech Co., Ltd. Shareholders Agreement

(c)	To determine the Company’s operating plans and investment plans;
(d)	To formulate the Company’s profit distribution plan and plan for making up losses;
(e)	To formulate plans for the Company’s increase or decrease of registered capital and for the issuance of corporate bonds;
(f)	To formulate plans for the merger, division, dissolution, or change of the corporate form of the Company;
(g)	To establish the internal management structure of the Company;
(h)	To formulate the basic management systems of the Company;
(i)	To approve the implementation of the employee equity incentive plan (including determining the grantees, grant quantities, exercise price, and exercise period);
(j)	To decide on the appointment or dismissal of the Chief Executive Officer and Chief Financial Officer of the Company, or to decide on the conditions of their employment and remuneration;
(k)	To approve or amend the annual business plan;
(l)	To determine or amend the Company’s annual financial budget plan (the “Annual Budget”) or final accounts plan;
(m)	To approve changes to the Company’s accounting policies, and to appoint or replace the Company’s Independent Auditor;
(n)

To approve the Company’s external investments (excluding the establishment of wholly-owned subsidiaries) or to approve the Company’s establishment of joint ventures or partnerships with any third party, where a single investment amount by the Company exceeds RMB30 million;

(o)	To approve any of the following transactions (whether conducted as a single transaction or a series of transactions):
1)	Providing loans to any third party where the single amount exceeds RMB1 million, or the cumulative amount in any fiscal year exceeds RMB10 million;

GeniTech Co., Ltd. Shareholders Agreement

2)	Investments outside the Annual Budget where a single transaction exceeds RMB10 million, or the cumulative amount in any fiscal year exceeds RMB50 million;
3)

Any borrowing by the Company and/or its subsidiaries exceeding RMB10 million (excluding funds borrowed from banks or other financial institutions or obtained as trade finance in the ordinary course of business);

4)	Selling, transferring, or creating any security, pledge, lien, or mortgage on assets, businesses, or rights of the Company or its subsidiaries valued at more than RMB10 million;
(p)	Other functions and powers stipulated in the Articles of Association or granted by the shareholders’ meeting.

The board of directors of the Company shall meet at least once every half year. A board meeting may be held only if more than half of the directors are present. If the attending directors do not constitute a quorum, the chairman may, within fifteen (15) days, reissue a notice to all directors, requesting each director to attend a meeting on a rescheduled date to vote on the same agenda. If the absent directors still fail to attend such second meeting, the directors present at that meeting shall automatically constitute a quorum for the meeting and shall have the right to vote on the agenda items set forth in the meeting notice.

Resolutions of the board of directors shall be adopted on a one-vote-per-director basis. Resolutions of the board of directors shall be passed by more than half of all directors. If all directors agree in writing to a matter subject to board resolution, a board meeting may be dispensed with and a resolution may be made directly, provided that all directors sign the resolution document. Board meetings and voting may be conducted by means of electronic communication.

4RESTRICTIONS ON TRANSFER

4.1Transfer of Equity by Investors

Subject to Section 4.2(2) of this Agreement, an Investor may transfer all or part of the Company’s equity held by it to any third party after giving prior written

GeniTech Co., Ltd. Shareholders Agreement

notice to the Company and the Controlling Shareholder. Such transfer shall not be subject to the consent rights, rights of first refusal, or other rights of other shareholders. Furthermore, provided that such third party has executed the relevant documents to become a party to this Agreement, the parties shall actively cooperate with such Investor’s transfer, including but not limited to executing relevant documents and passing relevant resolutions. The Investor transferring the equity shall procure that the transferee of such equity executes the relevant documents to become a party to this Agreement and assumes all rights and obligations of the Investor arising from or related to the Transaction Documents.

4.2Restrictions on Transfer of Equity

(1)

Prior to the Company’s Qualified IPO, except for an Exempt Transfer (as defined below), without the prior written consent of the Majority Investors: (a) the Controlling Shareholder and the Employee Shareholding Platforms shall not, and shall ensure that each partner of the Employee Shareholding Platforms does not, directly or indirectly transfer all or part of the Company’s equity held directly or indirectly by them; and (b) NIO shall not directly or indirectly transfer all or part of the Company’s equity held directly or indirectly by it, if such transfer would result in the Company ceasing to be a consolidated entity of NIO according to the relevant provisions of the accounting standards applicable to NIO. Any transfer of equity in violation of this section shall be null and void, the transferee shall not enjoy any rights as a direct or indirect shareholder of the Company, and the Company shall not recognize such transferee as a shareholder. For the avoidance of doubt, if the Majority Investors do not consent to a Restricted Shareholder’s transfer of its equity, they shall not be required to purchase the equity held by such Restricted Shareholder pursuant to Article 84 (and its subsequent amendments) of the Company Law. For the purpose of this Section 4.2(1), “Transfer” means, with respect to any equity of the Company, any direct or indirect transfer, sale, exchange, assignment, pledge, mortgage, creation of other security interests or similar encumbrances on, or similar disposal of such equity or any interest therein. “eExempt Transfer” means: (a) the implementation of an Equity Incentive Plan duly approved in accordance with this Agreement; (b) the transfer of equity by the Controlling Shareholder to an Investor pursuant to Section 3.4 (Anti-dilution) of this Agreement; (c) direct or indirect transfers of equity by NIO or the Controlling Shareholder, provided that NIO’s

GeniTech Co., Ltd. Shareholders Agreement

aggregate beneficial shareholding percentage in the Target Company on a look-through basis remains unchanged.

(2)

Without the prior written consent of the Target Company and its Controlling Shareholder, no Investor shall sell, donate, pledge, create any Encumbrance on, or transfer by any other means all or part of the Company’s equity held by it to a Competitor of the Company. If an Investor violates this Section, the proposed transferee shall not enjoy any rights as a direct or indirect shareholder of the Company, and the Investor shall remain fully liable for its shareholder obligations.

5COVENANTS

5.1	Incentive Options

The Parties confirm that the 9.9794% equity interest in the Company held in aggregate by the Employee Shareholding Platforms after the Closing of this Transaction (corresponding to the registered capital of the Company of RMB10,340,004.66 (in words: Renminbi Ten Million Three Hundred and Forty Thousand and Four Yuan and Sixty-Six Fen)) is reserved as incentive equity to be granted to employees of the Group Companies or other persons approved separately by the board of directors pursuant to an Equity Incentive Plan duly approved by the Company.

5.2	Non-competition and Non-solicitation Covenants

NIO and the Controlling Shareholder, jointly and severally, covenant that they shall not, and shall ensure that NIO Group does not, by themselves or through their Affiliates, during the period when they directly or indirectly hold more than 30% of the equity of the Target Company, and for two (2) years after they directly or indirectly hold 30% or less of the equity of the Target Company for the first time, in their own name or as an agent, by themselves or in cooperation with a third party, directly or indirectly, circumvent the Group Companies (including but not limited to through subsidiaries, joint ventures, partnerships, Affiliates, or other contractual arrangements) within or outside China:

(1)

Make any form of investment (including but not limited to becoming an owner, shareholder, de facto controller, or otherwise holding an interest) in any person engaged or planning to engage in a business identical, similar to, or

GeniTech Co., Ltd. Shareholders Agreement

competing with the Principal Business (a “Company Competitor”), or establish any Company Competitor, except for holding shares of a listed company not exceeding one percent (1%);

(2)

Solicit any employee of the Group Companies to terminate their employment, or solicit any then-current customers, agents, suppliers and/or contractors of the Group Companies to terminate their cooperation with the Group Companies, or solicit business identical, similar to, or competing with the Principal Business from any then-current customers, agents, suppliers and/or contractors of the Group Companies; or

(3)

Conduct any business dealings with any Company Competitor outside the scope of the Group Companies’ normal business operations (including but not limited to becoming a business agent, supplier, or distributor for a competitor; for the avoidance of doubt, this does not include purchasing products or services from a Company Competitor), or provide any form of consultation or advice to a Company Competitor.

5.3Full-time Employment Covenant

The Company Parties shall procure that the Management Team, from the date of this Agreement until the date one (1) year after the completion of the Qualified IPO, work full-time for the Group Companies, continuously and diligently engage in the business of the Group Companies, use their best efforts to develop the business of the Group Companies, protect the interests of the Group Companies, and shall not engage in or participate in any other business that would materially consume their working time (whether or not such business competes with the business of the Group Companies). The Parties confirm that, without affecting the Company’s Qualified IPO, BAI Jian’s employment relationship may continue to be maintained with NIO Group.

5.4Most Favored Nation Clause

Unless otherwise provided in the Transaction Documents, if any shareholder of the Company (including any shareholder introduced subsequently; collectively, the “New Shareholders”) enjoys any rights that are more favorable or preferential than any rights enjoyed by any Investor under the Transaction Documents (the “More Favorable Rights”), such Investor shall have the right to require the enjoyment of the same More Favorable Rights, provided that such

GeniTech Co., Ltd. Shareholders Agreement

Investor agrees to assume obligations equivalent to those assumed by such New Shareholder (excluding the obligation to pay the Capital Increase Consideration at the higher unit price applicable to such New Shareholder). For the avoidance of doubt, if such Investor does not require the enjoyment of such More Favorable Rights, such Investor shall also have no obligation to assume the obligations of such New Shareholder. If an Investor requires the enjoyment of the aforementioned more favorable or preferential rights enjoyed by a New Shareholder, it shall not selectively enjoy only part of such New Shareholder’s rights but shall enjoy all of such New Shareholder’s equivalent rights and assume all of such New Shareholder’s equivalent obligations. The Company and its then shareholders shall provide all necessary cooperation, including but not limited to amending the relevant Transaction Documents, to enable the relevant Investor to enjoy the aforementioned more favorable or preferential rights. For the avoidance of doubt, the rights explicitly granted to each Investor in this Agreement shall not be subject to this section, and no Investor may claim to automatically enjoy any more favorable rights (if any) enjoyed by other Investors under the Transaction Documents.

6DEFAULT AND TERMINATION

6.1	Liability for Breach of Contract

If a party (the “Breaching Party”) fails to perform any of its obligations under this Agreement in accordance with the provisions hereof, causing the other party or parties to this Agreement (the “Aggrieved Party” or “Aggrieved Parties”) to incur any losses, damages, taxes, liabilities, claims, and reasonable expenses and costs (collectively, “Losses”), the Breaching Party shall compensate the Aggrieved Party(ies) for such Losses and shall take corresponding measures to indemnify the Aggrieved Party(ies) against any further damages.

6.2	Termination

This Agreement may be terminated by a written agreement of all parties, which shall specify the effective time of termination.

6.3	Survival

The provisions agreed upon by the parties in Sections 6, 7, and 9.1 shall survive the termination of this Agreement. Termination of this Agreement shall not affect

GeniTech Co., Ltd. Shareholders Agreement

any liability of any party for breach of this Agreement prior to such termination.

7GOVERNING LAW AND DISPUTE RESOLUTION

7.1Governing Law

This Agreement shall be governed by the Laws of China (for the purpose of this Agreement, excluding the Laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan).

7.2Arbitration

Any dispute arising from or in connection with this Agreement shall be submitted to Hefei Arbitration Commission for arbitration. The seat of arbitration shall be Hefei. The arbitral award shall be final and binding upon all Parties. The arbitration fees shall be borne by the losing party.

8FORCE MAJEURE

8.1Force Majeure Event

A Force Majeure Event means any act or event that is unforeseeable, unavoidable within a reasonable scope, and beyond the control of the affected party, including but not limited to earthquakes, typhoons, floods, tsunamis, lightning, fires, plagues, epidemics, wars, terrorism, hostile acts, riots, strikes, traffic interruptions, suspension of major services, severe deterioration of economic conditions, or any other unforeseeable or unavoidable acts or events generally recognized as force majeure under international business practices (any of the foregoing being a “Force Majeure Event”).

8.2Occurrence of a Force Majeure Event

If a Party is delayed in performing or is unable to fully perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such Party shall not be deemed in breach of this Agreement; provided that such Party shall, immediately upon becoming aware of the impact of the Force Majeure Event, notify the other Parties of such Force Majeure Event, and within thirty (30) days after notifying the other Parties, provide details of the event, the reasons for its inability to fully perform or delay in performing this Agreement, and the remedial measures it has taken or will take. The Parties shall jointly discuss and decide

GeniTech Co., Ltd. Shareholders Agreement

whether it is necessary to terminate or amend this Agreement based on the extent of the impact of such Force Majeure Event on the performance of this Agreement.

8.3Exemption from Liability

If a Force Majeure Event occurs, to the extent affected by the Force Majeure Event, no Party shall be liable for any damages, increased costs, or losses that the other Party may suffer due to the failure or delay in performing any of its obligations under this Agreement, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming the occurrence of a Force Majeure Event shall take appropriate measures to reduce or eliminate the effects of the Force Majeure Event and shall endeavor to resume performance of the obligations affected by the Force Majeure Event within the shortest possible time.

8.4Suspension of Performance

The Party affected by a Force Majeure Event shall promptly notify the other parties of the suspension of performance of this Agreement, specifying the nature and cause of the suspension, the remedial measures it has taken or will take, and the expected duration of the suspension. The affected Party shall resume performance of this Agreement as soon as reasonably possible.

9MISCELLANEOUS

9.1Confidentiality

(1)

Without the prior written consent of the relevant Party, the other parties shall not disclose Confidential Information to any third party other than their Affiliates, superior regulatory authorities, and engaged professional agencies. Furthermore, each Party shall ensure that its respective shareholders, investors, partners, fund management companies, investment banks, lenders, accountants, bona fide prospective investors, directors, officers, employees, agents, consultants, professional advisors, and Affiliates, as well as the respective shareholders, investors, partners, fund management companies, investment banks, lenders, accountants, bona fide prospective investors, directors, officers, employees, agents, consultants, and professional advisors of each such Affiliate (collectively, “Representatives”), also comply with the foregoing provision. “Confidential Information” as used in this Agreement refers to: (i) any confidential or proprietary information provided by the Company Parties regarding their

GeniTech Co., Ltd. Shareholders Agreement

organization, business, technology, finance, customers, suppliers, transactions, or affairs, or information of their respective directors, officers, or employees (regardless of whether such information is provided in writing, orally, or otherwise before, on, or after the date of this Agreement); (ii) all materials related to the Transaction, including the terms of the Transaction Documents, discussions between the Investors and the Company Parties regarding the Transaction, the existence of the Transaction, and the identities of each party and their respective Affiliates; and (iii) information or materials prepared by a party or its Representatives that contain, reflect, or are derived from Confidential Information.

(2)Exceptions to Confidentiality

The provisions of Section 9.1(1) above shall not apply to the following circumstances:

(a)	such Confidential Information has become generally available to or known by the public, other than as a result of a disclosure by a party or its Representatives in violation of this Agreement;
(b)

the disclosure of Confidential Information by a party to its Representatives, provided that such Representatives are (i) subject to similar confidentiality obligations, or (ii) otherwise bound by binding professional confidentiality obligations;

(c)	such information was already known by a party or its Representatives prior to its receipt from the other parties;
(d)	such information was received by a party or its Representatives from a third party on a non-confidential basis; or
(e)

such disclosure is required by securities exchange rules, Applicable Laws, or the rules and regulations of any court, governmental agency, competent authority, or any organization or entity, or is required in connection with any litigation or legal proceedings arising out of or in connection with the Transaction Documents; provided, however, that such party shall, to the extent circumstances permit, provide notice to the other parties and comply with feasible confidentiality arrangements.

If disclosure of Confidential Information is required by law, the party required to make such disclosure shall, within a reasonable time prior to the

GeniTech Co., Ltd. Shareholders Agreement

disclosure or submission, consult with the other parties regarding such disclosure or submission. Furthermore, at the request of the other parties, the disclosing party shall, to the extent possible, seek confidential treatment for the disclosed or submitted information and use its best efforts to redact or otherwise protect the confidentiality of such information.

9.2Notices and Delivery

Notices, demands, or other communications under this Agreement shall be in writing and shall be delivered or sent to the following address or email address of the relevant Party (or such other address or email address as the receiving Party may notify the other Parties in writing ten (10) days in advance).

Company:	GeniTech Co., Ltd.
Address:	***
Attention:	ZHANG Danyu
Tel:	***
Email:	***

NIO：
Address:	***
Attention:	Investment Department of NIO Group
Tel:	***
Email:	***

Controlling Shareholder:	NIO Technology (Anhui) Co., Ltd.
Address:	***
Attention:	BAI Jian
Tel:	***
Email:	***

Employee Shareholding Platforms:
Address:	***
Attention:	YIN Wu
Tel:	***
Email:	***

GeniTech Co., Ltd. Shareholders Agreement

Emerging Industry Fund:
Address:	***
Attention:	LIU Yaqin
Tel:	***
Email:	***

Hefei Haiheng:
Address:	***
Attention:	XU Meng
Tel:	***
Email:	***

Harmonious Fund:
Address:	***
Attention:	***
Tel:	LI Jing
Email:	***

OmniVision Group:
Address:	***
Attention:	XU Xing
Tel:	***
Email:	***

Shanghai Keshi：
Address:	***
Attention:	GUO Kun
Tel:	***
Email:	***

Zhongxin Juyuan:
Address:	***
Attention:	HE Qiangqiang
Tel:	***
Email:	***

Anhui Guokong：
Address:	***
Attention:	LI Danyang

GeniTech Co., Ltd. Shareholders Agreement

Tel:	***
Email:	***

Yuanhe Puhua:
Address:	***
Attention:	CAO Xianda
Tel:	***
Email:	***

Hefei Weilai Investment:
Address:	***
Attention:	LV Yuanxing
Tel:	***
Email:	***

Jianxin Equity:
Address:	***
Attention:	YANG Ming
Tel:	***
Email:	***

Oriza Holdings:
Address:	***
Attention:	Tang Bin
Tel:	***
Email:	***

Each notice, demand, or other communication given or served in accordance with the provisions of this Clause 9.2 shall be deemed to have been duly served: (i) if sent by registered or certified mail, on the third (3rd) Business Day after the date when the relevant notice, demand, or communication addressed to the receiving Party at the above-mentioned address is deposited in the mail and a receipt therefor is obtained from the post office; (ii) if sent by courier or delivered by hand, at the time when the relevant notice, demand, or communication is delivered to the above-mentioned address of the receiving Party; and (iii) if sent by email, at the time when the relevant notice, demand, or communication is transmitted to the above-mentioned email address of the receiving Party (provided that the sender does not receive a notification of failed delivery).

9.3Successors and Assigns

GeniTech Co., Ltd. Shareholders Agreement

Save for the transfer of Company equity in accordance with this Agreement, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of each party and its legal successors and permitted assigns to whom rights are lawfully transferred under this Agreement.

9.4Amendment

Any amendment to this Agreement shall be valid only if made in writing and signed by all parties.

9.5Waiver

The waiver by any party of any of its rights, powers, or remedies under this Agreement shall only be effective if made in writing and signed by such party. No failure or delay by any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.

9.6Entire Agreement

This Agreement, other Transaction Documents, and other documents referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior letters of intent, agreements, or understandings among the parties concerning such subject matter.

9.7Severability

If any one or more of the provisions of this Agreement are held to be invalid, illegal, or unenforceable in any respect under the Laws of China, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties shall, through good-faith consultation, endeavor to replace such invalid, illegal, or unenforceable provisions with valid, legal, and enforceable provisions, the economic effect of which shall, to the extent possible, be similar to that of the invalid, illegal, or unenforceable provisions.

9.8Counterparts

This Agreement shall come into effect upon being signed and sealed by the parties.

GeniTech Co., Ltd. Shareholders Agreement

This Agreement is executed in twenty-one (21) copies, with each party holding one (1) original copy, and the remaining copies shall be retained by the Company for the purpose of completing necessary approval or filing and registration procedures.

9.9Prevalence

In the event of any conflict between the Articles of Association, the Subscription Agreement, and this Agreement, or if any matter is not provided for in the Articles of Association or the Subscription Agreement, this Agreement shall prevail in governing the relationship among the Parties. In such event, the Parties shall amend the Articles of Association and the Subscription Agreement within the scope permitted by Laws, regulations, and relevant competent authorities, and exert their best efforts to eliminate such conflicts.

[SIGNATURE PAGES FOLLOW]

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

NIO Inc. (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

GeniTech Co., Ltd. (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

NIO Technology (Anhui) Co., Ltd. (Company Chop)

Signature:	/s/ Authorized Signatory& Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Shenrui No.1 Enterprise Management Consulting Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory& Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Shenrui No.2 Enterprise Management Consulting Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Shenrui No.3 Enterprise Management Consulting Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Jiantou Emerging Industry Equity Investment Fund Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Haiheng Emerging Industry Equity Investment Fund Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Shenzhen Harmonious Growth Phase III Technology Development Equity Investment Fund Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Social Security Fund Yangtze River Delta Technology Innovation Equity Investment Fund (Shanghai) Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

OmniVision Integrated Circuits Group, Inc. (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Shanghai Keshi Management Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Shenzhen Juyuan Xinchuang Private Equity Investment Fund Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Jiaxing Juyuan Zhiguang Equity Investment Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Anhui Guokong Growth Energy Investment Fund Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Anhui Gaoxin Yuanhe Puhua Private Equity Investment Fund Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hefei Weilai Industrial Development Equity Investment Partnership Enterprise (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Chongqing Manufacturing Transformation and Upgrade Private Equity Investment Fund Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Hubei Green Innovation Navigation Equity Investment Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title:

GeniTech Co., Ltd. Shareholders Agreement

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the date first written above.

Kunshan Yuanhe Yucheng Venture Capital Partnership (Limited Partnership) (Company Chop)

Signature:	/s/ Authorized Signatory & Company chop is affixed
Name:	Authorized Signatory
Title: